Exhibit 10.15

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, IDENTIFIED BY [***], HAS BEEN EXCLUDED FROM THIS DOCUMENT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT MARIS-TECH LTD. TREATS AS PRIVATE OR CONFIDENTIAL.

Master Supply Agreement between

Flyabity SA and Dromote SA
FLYABILITY

MASTER SUPPLY AGREEMENT

entered into by and between

Flyabilty SA (together with its Affiliates), a company incorporated under the laws of Switzerland whose registered office is at EPFL Innovation Park Bldg C, 1015 Lausanne, Switzerland, and registered at the companies register of Vaud, Switzerland under number CH-550.1.046.506-4 ..

hereinafter referred to as “BUYER” or “FLYABILITY”

and

DROMOTE SA (a Swiss company to be incorporated by Pierre-Yves Guernier, Eric Chaubert and Frédéric Guitard who will sign this agreement and will be personally responsible of all obligations under this agreement until this agreement is taken over by DROMOTE SA; AND, jointly and severally NEWCO SA (the new Swiss company which will be registered on the commercial register and controlled by Eric Chaubert after the split-up of Advanced Silicon SA (a company existing under the law of Switzerland with a current share capital of CHF 5’319’300.-) in 2 companies; Advanced Silicon SA or Eric Chaubert will sign this agreement and will be responsible of all obligations under this agreement until this agreement is taken over by the new Swiss company hereinafter referred to as “SUPPLIER” or “DROMOTE”

BUYER and SUPPLIER duly represented by their authorized signatories as recorded below and hereinafter referred individually or collectively to as “the Party” or “the Parties”.

This Agreement (as defined herein) is effective as of 15/05/2020 (“Effective Date”)

WHEREAS, DROMOTE desires to supply and FLYABILITY desires to purchase the aforementioned goods and/or services.

WHEREAS, The Parties are willing to enter into this agreement in order to set the conditions for the purchase of the products and/or services sold by SUPPLIER to BUYER and the companies of their groups respectively.

NOW AND THEREFORE, the Parties agree to the following:

1 Definitions

Unless otherwise stated in this agreement, the following terms shall have the following meaning:

“Affiliate” shall mean any and all companies, partnerships or other entities (i) Controlling, (ii) being Controlled by or (iii) being under joint Control with BUYER or SUPPLIER respectively. “Control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest, or the voting rights to make decisions or the ability to appoint the management or directors for such entity are held, owned or controlled, directly or indirectly, by the controlling entity. An entity is considered an Affiliate only so long as such Control exists.

“Agreement” shall mean this master supply agreement.

“Confidential Information” shall have the meaning assigned to it in the Non-Disclosure Agreement referred in article 15.1.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in the country of the Party that is expected to perform under an agreed upon lead time, unless otherwise stated.

“Defect” shall mean any non-compliance of one or more Products with the conditions provided in article 8.1.

“Delayed Delivery” shall mean a delivery of the Products to BUYER at a point in time later than the delivery time stated in the relevant Order.

“Epidemic Failure” shall mean a field failure of any Product exhibiting the same root cause defect or malfunction or a failure to meet the legally or contractually agreed health, safety and environment compliance requirements which is detected on at least three percent (3%) or ten (10) units, whichever is lower, of any given Product delivered to the customers of FLYABILITY within a rolling period of 120 calendar days, which is verifiable and not attributable to normal wear and tear.

“Force Majeure” shall mean any event or circumstance, such as fire, flood, governmental acts or orders or restrictions or Acts of God, where failure to perform is beyond the control and not caused by the fault or negligence of the non-performing Party.

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“Initial Period” shall mean the period starting at the date of the first Blanket Order of 1’000 Transmission Module Kits and ending at the date of delivery of the last one of this 1’000 units to Buyer. The maximum length of this Initial Period ought to be eighteen (18) months. However, due to the economic situation at the date of signature of this Agreement, Flyability shall have the right to extend the Initial Period up to twelve (12) more months in line with its business situation and its forecasted sales at the time of signing the first purchase Order. Therefore, and for avoidance of doubt, the Initial Period may have a maximum duration of thirty (30) months in total.

“Intellectual Property” means any intellectual and industrial property including but not limited to inventions, designs, Confidential Information (including trade secrets and know how), drawings, prototypes, algorithms, software, mask works and semiconductors topographies and all other results from intellectual activity in the industrial, scientific, literary or artistic field.

“Intellectual Property Rights” means any intellectual and industrial property right including but not limited to all copyright and similar rights, moral rights and neighboring rights, all rights in relation to inventions (including patent rights and patent applications), trademarks, business names and right in relation to domain names, Confidential Information (including trade secrets and know how), drawings and designs, prototypes, algorithms, software, mask works and semiconductor topographies and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic field, afforded by law anywhere in the world whether registered or unregistered or capable of registration and all applications there from.

“New Products” means Products that are not in scope of the Agreement at time of Effective Date but that might be supplied to BUYER in the future

“Order” shall mean each purchase order of Products placed by BUYER on SUPPLIER pursuant to Exhibit 1 “Purchase Prices and Terms”.

“Products” shall mean any and all goods and/or services supplied by SUPPLIER to BUYER as specified in Exhibit 1 “Purchase Prices and Terms”

“Special Tooling” shall mean all jigs, dies, fixtures, molds, patterns, special cutting tools, special gauges, special test equipment, other special equipment and manufacturing aids, and drawings and any replacements of the foregoing, acquired or manufactured or used in the performance of the Orders, which are of such a specialized nature that, without substantial modification or alteration, their use is limited to the production of the Products and performance of the Orders. The term does not include (a) items of tooling or equipment acquired by SUPPLIER previously to this Agreement, or replacement thereof, whether or not altered or adopted for use in the performance of the Orders, (b) consumable small tools, (c) general or special machine tools or similar capital items, or (d) tooling, title to which is in SUPPLIER.

“Spare Parts” shall mean spare parts and replacement parts with respect to the Products, which are fully capable of ensuring functionally equivalent performance of the Products and/or their respective replacements.

“Specifications” shall mean the requirements, including without limitation the materials, quality and characteristics that the Products should comply with, as provided in the Agreement and agreed by the Parties for the relevant Products.

2 Scope

2.1 This Agreement provides the terms and conditions for the supply of Products by SUPPLIER and SUPPLIER’s Affiliates to BUYER.

2.2 SUPPLIER agrees to supply BUYER under this Agreement with Products satisfying the Specifications.

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2.3 For the avoidance of doubt this Agreement does not imply, nor may it be construed as creating any obligation of BUYER to purchase from SUPPLIER. The supply shall be conducted through the individual Orders placed by BUYER from time to time as provided below.

2.4 The Parties acknowledge that during its term this Agreement shall also govern other SUPPLIER’s products that may be supplied to BUYER in the future (“New Products”). In such event the same terms and conditions herein shall apply, and BUYER shall not be obliged to accept any additional terms and conditions which are, or may be, less advantageous to BUYER than the terms and conditions contained in this Agreement. For the purpose of this article 2.4, New Products shall include but not be limited to any products developed by SUPPLIER, any successor/replacement products to the Products, and any products whose ownership or licensing rights SUPPLIER may acquire.

2.5 BUYER may at its sole discretion, for logistics or other commercial reasons, accept that a SUPPLIER’s Affiliate supplies the Products on behalf of SUPPLIER. In such event SUPPLIER shall remain entirely responsible and liable for all its obligations under this Agreement. For the avoidance of doubt the same relevant conditions including without limitation payment, prices and delivery provided herein shall apply.

2.6 The following exhibits attached hereinafter form an integral part of this Agreement:

D2	- Exhibit 1	“Purchase Prices and Terms”
D3	- Exhibit 2	“Mutual Confidentiality Agreement”
D4	- Exhibit 3	“Escrow Agreement”
D5	- Exhibit 4	“Exclusivity Agreement”
D6	- Exhibit 5	“Subcontractors Obligations Agreement”
D7	- Exhibit 6	“Development Agreement” with 8 Exhibits
D8	- Exhibit DA1	“Statement of work (SOW)”
D9	- Exhibit DA2	“Prices and payment schedules”
D10	- Exhibit DA3	“Standard rates”
D11	- Exhibit DA4	“Acceptance and test procedures (ATP)”
D12	- Exhibit DA5	“Specifications classification”
D13	- Exhibit DA6	“Specifications requirements”
D14	- Exhibit DA7	“SOW requirements”
D15	- Exhibit DA8	“SNA requirements”
D16	- Exhibit DA9	“Ground station requirements”

3 Orders

3.1 All Orders and the supply thereof shall be governed by this Agreement and shall become an integral part thereof. The terms of this Agreement apply to the exclusion of any other terms and conditions, including without limitation any SUPPLIER’s terms and conditions of sale, whether included in any order confirmation, any printed form of SUPPLIER or whatsoever included or referred. Any term or condition inconsistent with this Agreement shall only be effective when accepted by BUYER in writing. For the avoidance of doubt, the order of precedence shall be as follows: (i) This Master Supply Agreement (ii) Purchase Orders and (iii) the Exhibits to this Agreement.

3.2 The Orders shall be submitted by BUYER to SUPPLIER in writing or through an electronic ordering system. Unless the Parties agree otherwise, the Orders shall be confirmed by the SUPPLIER within ten (10) Business Days stating at least: the Order number, the BUYER’s Product reference number and designation, the delivery time, the quantity and the pricing as stated on the Order (“Accepted Order”). Any acceptance or acknowledgment of the Order by any means and/or the commencement of its performance shall be deemed as an Order acceptance.

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3.3 BUYER may place Orders including a forecast and a frozen period, such frozen period being in accordance with the delivery lead time agreed between BUYER and SUPPLIER (schedule orders). Those periods are to be stated in Exhibit 1. Only the quantities within the frozen period shall be deemed binding upon BUYER. Further BUYER may also submit firm Orders without forecast (discrete orders).

3.4 BUYER is not required to purchase any minimum quantities of Products unless agreed by BUYER in writing and stated in Exhibit 1.

3.5 Without invalidating the Purchase Order, BUYER may at any time request changes from SUPPLIER by issuing a Change Order and SUPPLIER shall promptly comply with any such request. If any Change Order increases or decreases the price or delivery time (the calculation of which shall be shared by SUPPLIER with BUYER), the price shall be adjusted accordingly and a reasonable adjustment shall be made to the delivery time, provided that BUYER may instruct in writing SUPPLIER to proceed with this change without any delay and the matter on adjustment will be dealt with amicably. SUPPLIER will use reasonable efforts to mitigate the costs for BUYER. SUPPLIER shall not be entitled to make any changes whatsoever to or related to the Products, unless accepted in writing by BUYER prior to the implementation of such change.

4 Delivery Terms

4.1 Products shall be delivered FCA SUPPLIER (Switzerland) (Incoterms© 2020) unless otherwise agreed. Title to the Products shall transfer to BUYER upon delivery at BUYER’s facility or other place of delivery indicated by BUYER.

4.2 Deliveries shall be notified in writing to BUYER by listing the Order number, quantity, dimensions and weight of the relevant Products. Packing shall be secure and tamper-resistant, so that it remains in undamaged and perfect condition until destination.

4.3 Risk of loss or damage to the Products shall pass from SUPPLIER to BUYER in accordance with the agreed Incoterms© 2020.

4.4 BUYER may inspect the Products either before or after payment or delivery, or before or after BUYER’s acceptance as applicable, at BUYER’s option. BUYER reserves the right to reject and refuse acceptance of Products which are not compliant with the Specifications. Acceptance of the Products shall be given to SUPPLIER within ten (10) business days from Delivery date and shall not be deemed as BUYER’s waiver to further claim failure to comply with the terms herein or the existence of Defects. (Warranty under Article 8 starts when BUYER has title to the Products)

4.5 For planning purposes, BUYER shall provide SUPPLIER with annual or monthly forecasts. Any forecast shall be an indicative estimate only and shall by no means constitute an obligation of the BUYER to order or otherwise purchase any amount of Products. Where requested by BUYER, SUPPLIER shall ensure its capability to deliver the Products in the quantities designated in the respective forecast. SUPPLIER will inform Flyability without delay in case there are concerns regarding the quantities and will make every reasonable effort to mitigate them.

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4.6 Products shall be delivered under the Specifications at the delivery time indicated in the Order and in line with standard lead time stated in Exhibit 1 “Purchase Prices and Terms”. Such delivery time may be stated as a specific date for delivery (delivery date), a period for delivery (delivery period) or a period between the Order and delivery (delivery lead time).

4.7 The Parties acknowledge that time is of the essence under this Agreement. Delivery and quality expectations are 100% on time and free from Defects according to Specifications.

4.8 Partial deliveries are not allowed unless BUYER’s express approval. Such approval shall be obtained separately for each delivery and before the intended delivery date. BUYER shall not be responsible for excess of quantities to the quantities specified on the Orders, either delivered or not.

4.9 If SUPPLIER anticipates that a delivery may not be on time, SUPPLIER shall notify BUYER in writing immediately. If the delay is longer than twenty-five (25) business days, SUPPLIER shall propose a new delivery date which will be considered as the time limit for delivery (hereinafter: “New Date”) using the most appropriate method (for example using aircraft instead of ship), potential on-costs being at SUPPLIER’s expenses. BUYER will decide at its sole discretion whether he accepts the New Date or not.

(i) If BUYER does not agree on the New Date , BUYER is entitled to cancel the Order without any liability thereof and to claim damages for non-performance and/or to order the Products from a third party, on-costs being at SUPPLIER’s cost and expenses.

(ii) If BUYER decides to accept the New Date, delivery shall take place exclusively during this period and before its expiry. If SUPPLIER fails to meet the New Date, BUYER is entitled to cancel the Order without liability thereof and to claim damages for non-performance and reserves the right to claim further damages or remedies caused by the New Date delayed delivery. BUYER shall also be entitled to terminate this Agreement by written notice to SUPPLIER with immediate effect and without any BUYER’s liability thereof. All obligations of the SUPPLIER with respect to Delayed Delivery shall become immediately due and payable.

(iii) If the delay is totally attributable to the BUYER, (i) and (ii) will not apply. If the delay is partially attributable to the BUYER, Parties shall discuss in good faith the resolution of the case and related costs and expenses shall be shared by the Parties.

4.10 SUPPLIER shall give BUYER not less than six (6) months prior written notice in the event of discontinuance of the production of a Product(s) or any major part thereof and shall give BUYER the opportunity to purchase the affected Product(s) in such quantity as BUYER deems necessary to cover its long term requirements. SUPPLIER shall accept Purchase Orders from BUYER during the notice period for delivery up to twelve (12) months following the discontinuation becoming effective. SUPPLIER shall have the obligation to offer a new Product equivalent in terms of quality, price and performance of the discontinued Product in order to replace it with minimal impact on BUYER. In the case SUPPLIER is not able to fulfil this obligation, BUYER shall be entitled to claim damages for non performance. Both Parties shall mutually agree on the conditions of the development, qualification and supply of the replacement product.

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5 Quality

5.1 SUPPLIER guarantees strict conformity of the Products with the technical characteristics contained in BUYER’s order, both with regard to quality and with regard to quantity. SUPPLIER agrees at all times to provide only parts that conform to Customer’s prints, Specifications, tolerances or other written requirements. It is the responsibility of SUPPLIER to perform any necessary testing and/or inspection to assure that the product conforms to Customer’s requirements prior to shipping.

5.2 New products and controlled changes: Flyability follows AIAG standards, tools and methodology (PPAP, APQP) but suited to the nature of its business. SUPPLIER is expected to support as necessary.

6 Prices and Payment

6.1 Prices shall be quoted as requested by BUYER and with Valued Added Tax (VAT) explicitly stated. Prices include packing, taxes, costs and all charges and costs applicable at delivery and as per agreed Incoterms© 2020. All SUPPLIER’s costs including without limitation, production, marketing, documentation and administration costs are covered and will not be charged separately. The price for Products is as specified in any Order issued pursuant to Exhibit 1 “Purchase Prices and Terms” attached herein. Prices are firm and cannot be modified, unless otherwise agreed in writing by BUYER.

6.2 BUYER shall pay SUPPLIER invoices duly issued for performance in compliance with this Agreement. BUYER shall make such payment within Thirty (30) business days after the date of receipt of the relevant invoice and remittance of Products to agreed point by SUPPLIER (Section 4 of Incoterms©2020).

6.3 Payment shall not be deemed as acceptance of the relevant Products.

6.4 Late payments of undisputed amounts shall incur interest at the rate of (0.5%) per month or the maximum interest permitted by law, whichever is less.

6.5 SUPPLIER agrees to provide to the BUYER transparency on Cost Key Drivers according to the following principles:

i.	A cost driver is the direct cause of a cost and its effect is on the total cost incurred. What is meant by visibility on key cost drivers is visibility on element of cost that impact significantly the BOM cost or the needs in cash for upfront payment

ii.	This transparency will help the BUYER and SUPPLIER to jointly optimize cash spending related to upfront payments of SUPPLIER’s suppliers

iii.	This transparency will also assist the BUYER to make educated decision in Product definition to understand the economic impact of adding or removing features, components, capabilities into Products.

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iv.	Lastly, this transparency will assist the BUYER with support Price revisions as relevant (up or down) and facilitate the cost reduction objectives as defined in Article 6.6.

v.	Cost might include SUPPLIER margin which does not need to be communicated. FLYABILITY will not use Cost Key Driver information provided to reduce SUPPLIER margin.

vi.	Flyability does not require that Cost Key Driver prior signature of the Agreement but agreeing on payment terms will need such a visibility.

6.6 SUPPLIER acknowledge that BUYERs’ target prices are lower than prices listed in Exhibit 1 and SUPPLIER will engage in cost reduction improvements to strive and reach target cost / to deliver 3% year over year for the initial length of the contract and starting from 2022.

6.7  SUPPLIER is committed to supply Products to BUYER at the best market conditions. If BUYER determines that it can purchase one or more of the Products or acceptable alternatives from another source at better conditions (including without limitation better price, terms and quality) BUYER may after the initial committed quantity (if any) is ordered (see Exhibit 1 Purchase Price and Terms), either provide SUPPLIER with a reasonable time to comply to such better conditions, and if SUPPLIER cannot comply, withdraw the relevant Products from the Agreement

7 Termination of work

7.1 After the end of the Initial Period, BUYER may terminate performance of work under this Agreement and any Order either in whole or part, at any time and by written notice of termination to SUPPLIER, whereupon SUPPLIER will stop work on the date and to the extent specified in the notice and terminate all orders and subcontracts to the extent they relate to the terminated work. SUPPLIER will promptly advise BUYER of the quantities of applicable work and material on hand or purchased prior to termination and the most favorable disposition that SUPPLIER can make thereof. SUPPLIER will comply with BUYER’s instructions regarding transfer of title, possession and disposition of such work and material. SUPPLIER will not sell any Products, components thereof, or other items on which BUYER’s brands appear.

7.2 Within sixty (60) calendar days after receipt of the notice of termination above, SUPPLIER will submit all its claims resulting from such termination. SUPPLIER shall provide relevant proof of the costs incurred from the termination. BUYER will pay SUPPLIER without duplication, the Order price for finished work accepted by BUYER and the cost to SUPPLIER of work in process, and raw material allocable to the terminated work related to Purchase Orders and forecast within the frozen period, as defined in Exhibit 1; less, however, (a) the reasonable value or cost (whichever is higher) of any items used or sold by SUPPLIER without BUYER’s consent; (b) the agreed value of any items used or sold by SUPPLIER with BUYER’s consent; and (c) the cost of any defective, damaged or destroyed work or material. BUYER will make no payments for finished work, work in process or raw material fabricated or procured by SUPPLIER in excess of any Order or relevant BUYER’s authorization. In any event payments made under this article 7 shall not exceed the aggregate price specified in the relevant Order. For the avoidance of doubt, under no circumstances shall SUPPLIER be entitled to anticipatory profits or to any indirect, incidental or consequential damages.

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7.3 Payment made under this article 7 constitutes BUYER’s only liability in the event works are terminated by BUYER hereunder. The provisions of this article 7 shall not apply to any cancellation or termination by BUYER for default by SUPPLIER or for any other cause allowed by law or under this Agreement.

8 Warranty

8.1 SUPPLIER hereby warrants that during the Warranty period of twenty-four (24) months, the Products (including all components and any part thereof) shall:

i.	Conform to this Agreement, the Specifications, statement of work, applicable legislation and regulations, standards, drawings, provisions of the technical documentation, reference sample and models attached to or referred to in the Agreement or purchase Order;

ii.	Be free from defects in design, material and workmanship (including without limitation Epidemic Failures); and

iii.	Work uninterrupted and/or error-free.

These warranties shall apply for the full Warranty period. Products repaired or replaced by SUPPLIER during the Warranty period will remain under Warranty for the remainder of the Warranty Period plus the period required by SUPPLIER to repair or replace it and to put it back into operation.

8.2 The costs of packing, transport and insurance related to (i) shipping the defective Products or part to SUPPLIER for repair or replacement and (ii) shipping of the repaired Contract Item or replacement therefore or part thereof to FLYABILITY shall be borne by SUPPLIER.

8.3 Warranty replacement of parts shall be limited to malfunctions which are due and traceable to defects in original material or workmanship of Products. The warranties shall be void and of no further effect in the event of abuse, accident, modification, alteration, misuse or neglect of Products.

8.4 At any point in time FLYABILITY may request SUPPLIER to conduct at its sole cost, a failure analysis on defective Products in view of establishing the root cause of such defect. The report of the SUPPLIER shall describe in detail the root cause and the corrective actions to remedy such defects including time schedule.

8.5 After expiration of the Warranty period, SUPPLIER and FLYABILITY shall, at FLYABILITY’s request, negotiate in good faith an agreement for the provision by SUPPLIER or its nominee(s) of an extended warranty and/or maintenance service at mutually acceptable price and terms & conditions.

8.6 After expiration of the Warranty period, SUPPLIER, at FLYABILITY’s request, shall perform repair services at SUPPLIER’s rate and according to SUPPLIER’s policies and procedures in effect at the time the request is made.

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8.7 The warranties of this article 8 shall be in addition to any warranties of additional scope given by the SUPPLIER to the BUYER. None of said warranties and no other implied or express warranties shall be deemed disclaimed or excluded unless BUYER’s written statement thereof.

9 Spare parts, service

9.1 ~~SUPPL~~I~~ER und~~e~~rtak~~e~~s to ma~~i~~nta~~i~~n an ad~~e~~quat~~e ~~stock of Spar~~e ~~Parts and to supp~~l~~y Spar~~e ~~Parts to BUYER dur~~i~~ng th~~e ~~t~~e~~rm of th~~e ~~Agr~~ee~~m~~e~~nt and for p~~e~~r~~i~~od of [~~i~~ns~~e~~rt numb~~e~~r of y~~e~~ars] y~~e~~ars th~~e~~r~~e~~aft~~e~~r.~~ I~~f, aft~~e~~r such p~~e~~r~~i~~od SUPPL~~I~~ER~~ i~~nt~~e~~nds to d~~i~~scont~~i~~nu~~e ~~th~~e ~~manufactur~~e ~~of Spar~~e ~~Parts, SUPPL~~I~~ER sha~~ll ~~not~~i~~fy BUYER~~ i~~n wr~~i~~t~~i~~ng at~~ le~~ast thr~~ee ~~(3) months b~~e~~for~~e ~~and prov~~i~~d~~e ~~BUYER w~~i~~th an opportun~~i~~ty to purchas~~e ~~such quant~~i~~t~~ie~~s as may b~~e ~~r~~e~~qu~~i~~r~~e~~d by BUYER, to avo~~i~~d any adv~~e~~rs~~e i~~mpact~~.

9.2 SUPPLIER agrees to provide support services during the term of the Agreement and for a further period of two (2) years after the last shipment of Products by SUPPLIER to BUYER. SUPPLIER agrees to accept requests by telephone (during the normal business hours of SUPPLIER), by fax transmission and by electronic mail and to reply to requests made by BUYER for customer support within five business days for routine support.

10 Interchangeability and changes

10.1 Should SUPPLIER change any part of a Product, its specification including but not limited to materials, recipe, software, or appearance SUPPLIER shall obtain BUYER’s approval to this modification at least three (3) months prior to its implementation and provide support for qualification. Products affected for such changes must not be supplied until BUYER has qualified these Products and given its approval in writing. For the avoidance of doubt the foregoing shall also apply to all quality-improving features and modifications.

11 Property of BUYER

11.1 Unless otherwise agreed by BUYER in writing, property of every description including but not limited to all tooling, tools, machinery, equipment and material furnished or made available to SUPPLIER, title to which is in BUYER, and any replacement thereof shall be and remain the property of BUYER. Such property other than material shall not be modified without the written consent of BUYER. Such property shall be plainly marked or otherwise adequately identified by SUPPLIER as being owned by BUYER and shall be safely stored separately and apart from SUPPLIER property. SUPPLIER shall not use such property except for the manufacturing of the Products and their supply to BUYER or as authorized in writing by BUYER. Such property while in SUPPLIER possession or control shall be listed in writing and kept in good condition, shall be held at SUPPLIER’s risk, and shall be kept insured by SUPPLIER, at its cost and expense, in an amount equal to the replacement cost with loss payable to BUYER.

12 Special Tooling

12.1 While in SUPPLIER’s possession or control, SUPPLIER warrants that it will keep the Special Tooling in good condition fully covered by insurance, and will replace it at his own cost when lost, destroyed, or necessary for performance of work hereunder.

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12.2 Upon cessation or termination by any reason of the work under the Agreement and any Order either in whole or part, for which the Special Tooling is required, SUPPLIER shall transfer title to and possession of the Special Tooling to BUYER for an amount equal to the unamortized cost if any or dispose thereof as BUYER may direct in writing. In addition, BUYER shall have the right at any time to take possession of any Special Tooling.

12.3 All Special Tooling purchased in accordance with this article 12 shall be and remain the property of BUYER and must be clearly identified. The provisions of article 11 above (Property of BUYER) shall apply.

13 Performance

13.1 SUPPLIER agrees to provide BUYER with technological and engineering support for new product design, product development, revision/version changes and qualification.

13.2 SUPPLIER shall not subcontract without the prior written approval of BUYER. BUYER may audit SUPPLIER’s potential subcontractors in order to assess their reliability and the impact on delivery and quality of the Products. SUPPLIER hereby warrants that it will impose to any authorized subcontractors all obligations imposed upon SUPPLIER under this Agreement. For the avoidance of doubt any SUPPLIER’s subcontracting will not relieve, waive or diminish any SUPPLIER’s obligations and SUPPLIER remains entirely responsible before BUYER. For the avoidance of doubts, MARIS and AS SERBIA are considered approved subcontractors of SUPPLIER by FLYABILITY in the scope of this Agreement.

13.3 SUPPLIER warrants that it will be responsible for compliance with all applicable laws and regulations governing this Agreement which may govern the export of the Products to the country of destination. SUPPLIER shall also comply with all certification requirements applicable to the Products in accordance with law and/or as specified by BUYER. Further SUPPLIER undertakes to provide the Products and perform any other obligations under the Agreement in strict compliance with all applicable laws and regulations. BUYER will not be responsible for monitoring SUPPLIER’s compliance with any applicable laws and regulations. Flyability agrees to cooperate to a reasonable degree in order to assist SUPPLIER in that cause.

14 Reviews

14.1 As necessary and upon one Party’s request, BUYER and SUPPLIER agree to hold business reviews to review performance levels, operational issues, and areas for engagement/relationship improvement.

15 Confidentiality and Data Protection

15.1 The protection of Confidential Information exchanged with or disclosed to between Parties under this Agreement shall be governed by the Mutual Confidentiality Agreement entered by the Parties on the 15/05/2020 and attached herein as Exhibit 2 “Mutual Confidentiality Agreement”. The content of this Agreement is strictly confidential. No release concerning this Agreement, or the purposes of this Agreement shall be made by either Party without express prior written consent of the other Party, except where disclosure is indispensable for the performance of this Agreement.

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16 Environment, Health and Safety

Left void on purpose

17 Intellectual Property

17.1 Nothing in this Agreement is intended or shall be implied or construed as a transfer, grant, license, release or waiver of any Intellectual Property Right of either Party in any country of the world, except the license to BUYER to implement and or modify the provided Product on its own products, or sell as Spare Part. Each Party shall remain the exclusive owner of all its Intellectual Property Rights and all patent, trademark, copyright, trade secret, mask work and other rights therein. The Parties expressly agree that no Intellectual Property Rights will be jointly developed in the performance of this Agreement. Each Party shall own all Intellectual Property Right developed by such Party hereunder.

17.2 Subject to prior written authorization, both Parties agree to grant each other a non-exclusive, royalty free, license to use each other’s Logos in either Party’s advertising, literature, websites and published videos, solely in connection with the marketing purposes of this agreement. Either Party may only use The Logos and Company’s name in conformity with the Company’s Corporate Identity Standards as seen in the Company website or as provided by Company.

17.3 Subject to the following sections, SUPPLIER grants to Flyability a nonexclusive and nontransferable license (with no right to sublicense) to use (i) the Software for internal business purposes of Flyability and its Affiliates (as applicable pursuant to a PO) and (ii) the Documentation for the purpose of supporting Flyability’s use of the Software. Licenses granted to Flyability commence on the date of shipment of the physical media or electronic availability, respectively.

17.4 License grant: SUPPLIER grants Licensee a non-exclusive right to use the software deliverables as described in exhibits of this Agreement (the Licensed Software Materials) for the Term and for the Territory (as defined below) in connection with Licensee’s devices. Such license is granted for sole purposes of:

a.	Porting and integrating the Licensed Materials within Licensee’s devices

b.	Performing the testing and validation of the Licensed Materials within Licensee’s devices

c.	Making copies for archival and disaster recovery purposes only

d.	Manufacturing, demonstrating, marketing and distributing the devices integrating the Licensed Materials

e.	Sub-licensing the right for end-users to personally use the Licensed Materials integrated and duplicated in the devices (hereafter the “End-users”)

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Such license is granted until the end of the Term, save that the end of the Term of this Agreement or its termination shall not prejudice to the right of the End-users to personally use the Software as part of the devices that have already been purchased by them at the date of such term or termination.

The “Territory” shall mean worldwide.

The license granted to Licensee hereunder shall be in addition to the rights vested to any use of software programs that is compulsory under the applicable law.

18 Intellectual Property Indemnity

18.1 SUPPLIER warrants to BUYER that the sale or use of Products by BUYER and its Affiliates and/or customers of BUYER and its Affiliates does not infringe upon (i) a trademark, trade name, service mark, patent, copyright, or similar proprietary or Intellectual Property Right or (ii) constitute misuse or misappropriation of a trade secret (any such circumstance hereinafter referred to as “Infringement”).

18.2 In the event that any action or claim is brought or asserted against BUYER and/or its Affiliates or customers of BUYER and/or its Affiliates, based on an allegation that sale or use of Products (or documentation provided by SUPPLIER) by BUYER and/or its Affiliates constitutes an Infringement for which SUPPLIER may be liable pursuant to Article 18.1 above, SUPPLIER will defend such action at its expense and shall indemnify, save and hold harmless BUYER, its Affiliates and/or customers of BUYER.

18.3 In case the Product or any part thereof are held to constitute such Infringement or the use thereof is enjoined, or the Parties agree that the Products are likely to infringe, SUPPLIER shall, at its option, cost and expense, immediately take one of the following measures: (a) procure for BUYER and its Affiliates all required rights and licenses to continue the alleged infringing act including but not limited to the use, sale and distribution of the Products; or (b) modify or replace the Product with a non-infringing product that must be at least equivalent in functionality and quality. If SUPPLIER does not carry out any such measure without undue delay, BUYER may in addition to any other remedies available to BUYER, whether statutory or otherwise, terminate the Agreement and/or any Orders hereunder with immediate effect; and/or return to the SUPPLIER, at SUPPLIER’s costs and expenses, any Products delivered to BUYER, which BUYER and its Affiliates are enjoined to use or sell, in which case SUPPLIER shall reimburse BUYER or BUYER’s Affiliates the price paid as well as any related expenses incurred (e.g. freight, insurance, logistics, customs, taxes, etc.).

18.4 SUPPLIER’s indemnification obligation shall extend to BUYER’s and its Affiliates’, end-customers, and their respective officers, directors, managers, shareholders, members, employees, insurers, and agents.

18.5 SUPPLIER’s indemnification obligation shall survive any early termination or expiration of this Agreement for a period of five (5) years or, if such a period is not permissible under applicable statutory law, the remainder of the longest limitation period permissible.

D1 Master Supply Agreement Final 20200408

19 Consignment

Left void on purpose

20 Product Liability, Recalls, Insurance and Indemnification

20.1 In the event that any third party asserts a claim alleging that damage to a person or property has been caused by any of the Products or equivalent products of SUPPLIER (“Product Liability Claims”) SUPPLIER shall inform BUYER without undue delay.

20.2 In the event that any Party hereto determines or considers that a recall of any of the Products is (or should be) necessary due to serious malfunctioning, or for safety or regulatory reasons, it shall promptly notify the other Party hereof in writing. The Parties shall undertake all efforts to reach an agreement as to whether a recall is necessary and on the procedures, responsibilities and/or costs of such recall of Products. However, BUYER shall have the right to perform a recall of Products to the extent that such recall is prescribed by mandatory law, or administrative or court order, or if there is a material risk that postponing or non-performance of a recall will lead to substantial damages to persons and/or property. If a recall is necessary due to the foregoing reasons and/or if such recall is due to Defects, SUPPLIER shall be responsible for (i) replacing the Products in question in whole or in part (to the extent that the Defect may be cured by replacing accessories or components) at the premises where the relevant Product is located, (ii) any costs for recall process including costs of evaluation and notification to local authorities where the Products are sold, (iii) shipment and testing of the affected Products, and (iv) any retrofit costs. The foregoing without prejudice to any remedy to which BUYER may be entitled under this Agreement or law.

20.3 SUPPLIER warrants to BUYER that during the term of this Agreement and thereafter for a period of two (2) years, SUPPLIER shall maintain comprehensive general liability insurance of CHF 10millions, including product liability coverage

20.4 Compliance by SUPPLIER with insurance requirements does not in any way affect SUPPLIER’s indemnification obligations toward BUYER pursuant to this Agreement.

20.5 SUPPLIER agrees to indemnify and protect BUYER, its affiliates and their employees, officers, directors and agents, against liability, claims or demands for injuries or damages to any person or property occurred in relation with the performance of this order.

20.6 SUPPLIER shall indemnify and hold BUYER and any of its affiliates, and their respective officers, directors, representatives, employees, agents, insurers and contractors harmless from and against all claims, suits, judgments, losses, liabilities, costs, damages, fines and/or expenses (including all legal costs) or the like arising out of or in any way connected with: (i) any breach by SUPPLIER of any provision or warranty set out in this Agreement; (ii) any wrongful act or omission of SUPPLIER; (iii) the death of or injury to any person whomsoever (including but not limited to BUYER’s employees), or loss of or damages to any third party property (including without limitation BUYER’s property) arising out of SUPPLIER’s acts or omissions under this Agreement (including without limitation any Defect on the Product, its related technical documentation or any Product Liability Claim); and/or (iv) any claim by any SUPPLIER’s employee, partner, subcontractor, representative, or any kind of SUPPLIER’s counterparty, including without limitation all claims for any alleged infringement of labor and employment laws.

D1 Master Supply Agreement Final 20200408

20.7 In no event, whether under contract, statutory law or tort, shall BUYER or any of its affiliates, officers, directors, employees or agents, be liable for indirect, incidental or consequential damages, including but not limited to loss of profit, loss of use, loss of production or any kind of penalty payments. The foregoing shall not exclude BUYER’s liability where such liability may not be excluded as a result of mandatory law.

21 Liability

21.1 Except for i) gross negligence, ii) wilful misconduct, iii) matters for which liability cannot be limited or excluded by law and unless otherwise agreed upon, to the maximum extent permitted by law, each Party’s liability under this Agreement shall be limited per occurrence to an amount equal to one times the respective amounts paid by FLYABILITY under this Agreement in the last twelve (12) months prior to the occurrence or [***], whichever is the higher.

21.2 Neither Party shall be liable with respect to any subject matter of this Agreement under any contract, tort, strict liability or other theory (including negligence) for any indirect, incidental, punitive, special or consequential damages (including without limitation loss of production, loss of use, loss of business, loss of profit), even if the other Party has been advised of the possibility of such damages.

22 CHANGE OF OWNERSHIP

22.1 FLYABILITY shall have, at its choice, (i) a pre-emptive right in case SUPPLIER’s shareholder (for the purposes of this Section the “Offering Shareholder”) intends to sell, transfer or otherwise dispose of its shares (for the purpose of this Section the “Offered Shares”) in compliance with this Section 22 to a third party that is a competitor to FLYABILITY or a potential thread as it will access trade secrets related to FLYABILITY by becoming the owner of those shares (for the purpose of this Section 22 the “Third Party”) or (ii) a right to purchase and acquire all Intellectual Property Rights in relation with the Product and New Products (thereinafter: the “Acquisition Right”);

22.2 Pre-emptive right. If the Offering Shareholder intends to sell and transfer the Offered Shares to a Third Party (“Third Party Sale”), FLYABILITY shall be entitled (but, for the avoidance of doubt, not be obliged) to exercise the pre-emptive right with respect to such Offered Shares as well. The Offering Shareholder shall submit to FLYABILITY any definitive terms and conditions, including the purchase price, of the Third Party Sale (“Third Party Offer”) and shall offer to FLYABILITY to sell and transfer the Offered Shares on the terms and conditions, including the purchase price, as set out in the Third Party Offer. FLYABILITY shall provide a final answer on the matter to the Offering Shareholder within thirty (30) Business Days.

22.3 Acquisition Right. If the Offering Shareholder intends to sell and transfer the Offered Shares to a Third Party (“Third Party Sale”), FLYABILITY shall be entitled (but, for the avoidance of doubt, not be obliged) to exercise the Acquisition Right with respect to all Intellectual Property Rights in relation with the Product and New Products.

In case FLYABILITY exercises its Acquisition Right, it will pay SUPPLIER royalties calculated as follows: [***].

D1 Master Supply Agreement Final 20200408

23 Term and Termination

23.1 This Agreement shall remain in effect for an initial term of five (5) years from the Effective Date (“Initial Term”) unless earlier terminated as provided herein. After Initial Term of 5 years, the agreement will automatically renew for indefinite period.

23.2 After the initial term either Party may terminate the Agreement at any time, without cause and without any liability other than active orders and forecasts in the frozen period thereof by giving 180 calendar days prior written notice to the other Party.

23.3 Either Party may terminate this Agreement by written notice with immediate effect if any of the following circumstances occur:

(a)	the other Party commits a material breach of this Agreement which remains uncured after thirty (30) calendar days of written notice thereof by the non-breaching Party or, if such breach is not reasonably subject to cure within thirty calendar (30) days, the Party in breach has not commenced a continuous good faith effort to cure the default; and/or

(b)	the other Party commits any act of bankruptcy or has a receiver, administrative receiver or manager, administrator appointed or compounds with its creditors or enters into insolvency, dissolution or liquidation whether compulsorily or voluntarily, or takes or suffers any similar action.

23.4 Additionally either Party shall have the right to terminate this Agreement by written notice with immediate effect to SUPPLIER, if:

(a)	SUPPLIER breaches article 15 (Confidentiality and Data Protection),), article 17 (Intellectual Property), article 18 (Intellectual Property Indemnity) and article 20 (Product Liability, Insurance and Indemnification);

(b)	SUPPLIER sells its assets, ceases to carry on business as a going concern, is unable to pay its debts as they fall due, there is any substantial change in the economic, business or corporate capacity or organization of the SUPPLIER which would affect the performance of SUPPLIER’s obligations under this Agreement, or there is any change in control, ownership to a person company that is a competitor to FLYABILITY or a potential thread as it will access trade secrets related to FLYABILITY, or management of SUPPLIER that in BUYER’s reasonable opinion makes it detrimental to BUYER’s interests to continue to be bound by this Agreement. For the avoidance of doubt any change on SUPPLIER involving a competitor of BUYER shall be considered detrimental. SUPPLIER agrees to inform BUYER without delay, of the occurrence of any of the foregoing circumstances

(c)	SUPPLIER shall have right to terminate this Agreement with immediate effect if BUYER omits to fulfill his payment obligations without justified reason longer than 90 (ninety) days in spite of formal reminders from SUPPLIER.

For the avoidance of doubt and without prejudice to any other event entitling BUYER to terminate this Agreement, the events described in this article 23.4 and articles 4.7, 4.9, and 13.2 are deemed fair reasons to terminate the Agreement and constitute SUPPLIER’s failure to perform material obligations.

D1 Master Supply Agreement Final 20200408

23.5 Termination or expiry of this Agreement will not affect the rights or liabilities of either Party accrued prior to termination or expiry or any terms intended expressly or by nature to survive termination or expiry, including without limitation those of article 8 (Warranty), article 15 (Confidentiality and Data Protection), article 17 (Intellectual Property), article 18 (Intellectual Property Indemnity), and article 20 (Product Liability, Recalls, Insurance and Indemnification).

24 Force Majeure

24.1 If any Party is unable, wholly or in part, to comply with its obligations under this Agreement due to Force Majeure and provided that such non-performing Party: (i) makes all reasonable efforts to perform; (ii) gives prompt notice to the other Party of the Force Majeure Event, the conditions thereof, and the causality between the Force Majeure and the inability to perform; and (iii) provides a report to the other Party on how to mitigate the effects of the Force Majeure, then the obligations of the non-performing Party, to the same extent such obligations are affected by the Force Majeure, will be suspended during the continuance of the inability so caused.. Any Party shall be entitled to terminate this Agreement if the Force Majeure continues for more than ninety (90) calendar days and that no solution is proposed. Unless this Agreement is terminated as provided herein, the non-performing Party will notify the other Party as soon as its performance is no longer prevented.

25 Notices

Any notice to be given under this Agreement must be in writing and delivered personally or sent by courier, with acknowledgement of receipt in both cases, to the addresses below:

If to BUYER:	If to SUPPLIER:

FLYABILITY SA	DROMOTE SA Switzerland

Route du Lac 3 1094 Paudex Switzerland	Attention: Pierre-Yves Guernier

Attention:

CEO and Co-founder, Patrick Thevoz

or to such other address as notified by either Party to the other from time to time.

Any notice shall be made in English.

26 Miscellaneous

26.1 The relationship of the Parties under this Agreement is that of independent contractors. Nothing in this Agreement shall be construed as to create any employment relationship, agency, joint venture, franchise or partnership between the Parties, its respective sub-contractors or employees. SUPPLIER shall be solely responsible and liable for any employment-related taxes, insurance premiums or any other employment benefits related or connected in any way with SUPPLIER’s performance under this Agreement. BUYER shall not be responsible for the payment of any duties or taxes imposed on the income or profits of SUPPLIER.

D1 Master Supply Agreement Final 20200408

26.2 Non-solicitation. During the term of this Agreement and for two (2) years after any termination of this Agreement, neither Party will directly or indirectly, for itself or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit, for the purpose of inducing any employee or independent contractor associated or SUPPLIER with the other Party to discontinue his or her association with the other Party.

26.3 SUPPLIER shall not be an exclusive SUPPLIER of BUYER and nothing in this Agreement shall be construed to preclude BUYER from acquiring any products that are identical or similar to the Products from other SUPPLIERs or to develop or manufacture such products by BUYER itself.

26.4 Neither Party’s failure to exercise any of its rights hereunder shall constitute or be deemed a waiver or forfeiture of any such rights.

26.5 In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the remaining terms and provisions shall not in any way be affected or impaired thereby. The Parties shall meet to agree a replacement term or provision which is as close as is legally permissible to the provision found invalid, illegal or unenforceable, and which achieves as closely as possible the effects of the original term or provision.

26.6 Headings in this Agreement are for ease of reference only and shall not be deemed to control or affect the construction or interpretation of its provisions.

26.7 This Agreement constitutes the entire agreement in relation to the subject matter hereof and supersedes all previous communication, whether oral or written, between the Parties with respect to its subject matter. No additional terms or modification of the provisions of this Agreement shall be binding on the Parties unless made in writing and signed by their respective authorized representatives.

27 Governing Law

27.1 This Agreement shall be interpreted, construed and enforced in accordance with the laws of Switzerland without regard to any conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

27.2 The Parties shall use their best efforts to settle their disputes in connection with this Agreement amicably. Any dispute that, by any reason is not settled within one (1) month from written notice by either Party to the other of the relevant dispute shall be resolved as provided in article 27.3 below.

27.3 The competent courts of Lausanne, Switzerland shall have exclusive jurisdiction to decide all disputes relating to this Agreement, notwithstanding any plurality of defendants or claims for guarantee, even for emergency attachment proceedings, interim proceedings or ex-parte requests.

D1 Master Supply Agreement Final 20200408

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date indicated below in two (2) original copies by its duly authorized representatives.

Signed for and on behalf of FLYABILITY

Signature	/s/ Patrick Thévoz	Signature	/s/ Adrien Briod

Name, Function Patrick Thévoz	CEO	Name, Function Adrien Briod	CTO

Place and date	5/27/2020	Place and date	5/28/2020

Signed for and on behalf of DROMOTE

Signature	/s/ Eric Chaubert	Signature	/s/ Frédéric Guitard

Name, Function Eric Chaubert	Administrator	Name, Function Frédéric Guitard	Administrator

Place and date Lausanne	5/21/2020	Place and date Lausanne	5/27/2020

Signature	/s/ Pierre-Yves Guernier

Name, Function Pierre-Yves Guernier	CEO

Place and date Brent

D1 Master Supply Agreement Final 20200408

D2	- Exhibit 1	“Purchase Prices and Terms”
D3	- Exhibit 2	“Mutual Confidentiality Agreement”
D4	- Exhibit 3	“Escrow Agreement”
D5	- Exhibit 4	“Exclusivity Agreement”
D6	- Exhibit 5	“Subcontractors Obligations Agreement”
D7	- Exhibit 6	“Development Agreement” with 8 Exhibits
D8	- Exhibit DA1	“Statement of work (SOW)”	Omitted
D9	- Exhibit DA2	“Prices and payment schedules”	Omitted
D10	- Exhibit DA3	“Standard rates”	Omitted
D11	- Exhibit DA4	“Acceptance and test procedures (ATP)”	Omitted
D12	- Exhibit DA5	“Specifications classification”	Omitted
D13	- Exhibit DA6	“Specifications requirements”	Omitted
D14	- Exhibit DA7	“SOW requirements”	Omitted
D15	- Exhibit DA8	“SNA requirements”	Omitted
D16	- Exhibit DA9	“Ground station requirements”	Omitted

D2 EXHIBIT 1 Purchase Prices and Terms Final 20200408	Page 1

EXHIBIT 1

To the Supply Agreement
Purchase Prices and Terms

PRICING

[***]

Pricing Notes:

1.	Prices listed in above table exclude VAT

2.	Price of Ground Unit is based on SIYI DK32S Standard Model, integrating SUPPLIER radio/video module; Modification or change of Standard Model may result in price modification.

3.	The first Mass Production purchase Order shall contain at least one thousand (1’000) Transmission Module Kits (A Transmission Kit is made of one (1) air unit and one (1) ground station) to be delivered within the Initial Period as defined in the Master Supply Agreement.

4.	Price of air unit and ground station have been calculated based on off the shelf “Maris Neptune wireless” product. Prices shall be updated according to key cost driver agreement upon agreement on final design requested by Flyability.

5.	Incoterms: FCA SUPPLIER, Incoterms 2020

6.	List price of spares parts to be added.

7.	PPAP price is a rough estimate that includes piece price as well as 2 visits at each supplier location to perform APQP and documentation submission

Volume Commitments

For the purpose of this paragraph, the Blanket Order Limit Date is defined as the latest date between (i) 5 working days after the Final Validation by Flyability of the Transmission Modules Kit (such date may arise in 2021) and (ii) December 31st, 2020.

Buyer shall buy a minimum amount of one thousand (1’000) Transmission Modules Kits within the Initial Period. This will be achieved by a single blanket Order from Buyer to Supplier of at least one thousand (1’000) Transmission Modules Kits, sent before the Blanket Order Limit Date, with deliveries scheduled within the Initial Period. The parties also agree that the delivery plan ought to be balanced within the Initial Period.

In case Buyer (i) decides to extend the Initial Period due to the economic situation as described in Article 1 of this Agreement, or (ii) decides to delay the issuing of the blanket Order of one thousand (1’000) units after the Blanket Order Limit Date or (iii) decides to order less than one thousand (1’000) units in the first blanket Order, Parties agree that Buyer shall pay to Supplier an incremental fee per man.day for each man.day invoiced by Supplier to Buyer from the start of the project until the Blanket Order Limit Date and up to maximum of [***]. This fee will be calculated as the difference between the Standard Consultancy Rate defined in Exhibit 3 Of Development Agreement (Standard Rates) and the rate used by Supplier to invoice Buyer. Supplier will issue the corresponding invoice 10 days after the Blanket Order Limit Date and Buyer shall pay net 30 days.

D2 EXHIBIT 1 Purchase Prices and Terms Final 20200408	Page 2

PPAP order Commitment

Following the approval of the “golden samples transmission Kit HW” as mentioned in “Pricing work packages proposal”, Buyer agrees to make a firm order of at least fifty (50) units in order to finalize the supplier qualification and realize the PPAP. For avoidance of doubt, the quantity ordered under PPAP Order will be deducted from the 1000pcs initial Order quantity obligations.

Payment Terms

Payment terms of the first blanket Order of one thousand (1’000) units:

●	Up-front payments from Flyability to SUPPLIER in order to cover up-front payments from SUPPLIER to its suppliers and that are required to execute this order ; When this Agreement is signed, SUPPLIER will communicate with its suppliers and Flyability to get relevant price breaks by quantities, reduce minimum order quantities if any, understand lead times as described in Section 6.4 of the Supply Agreement relative to Key Cost Drivers; then the parties will establish a pre-payment schedule and frozen periods in order to cover up-front payments from SUPPLIER to its suppliers and determine limits of liabilities.

●	Balance invoiced at delivery, payment thirty (30) days

Payment terms for subsequent purchase orders and for Spare Parts: To be agreed by the parties

Orders

Flyability will issue blanket Orders in line with agreed MOQ’s and a start date in line with SUPPLIER lead time for a blanket Order. Once acknowledged by SUPPLIER, quantity placed under a blanket Order is firm and ought not to be modified, unless exceptional events triggering the need to operate under Section 3.5 of the Master Supply Agreement. Blanket Order end date, meaning last delivery date of that blanket Order, should be within twelve (12) months from blanket Order date, excepted for the first blanket Order that has been released in conjunction with the Initial Period (see above section entitled “Volume Commitments”).

Flyability will issue purchase Orders under those blankets Orders in line with agreed MDQ’s and SUPPLIER lead time for such purchase Orders. Once acknowledged in writing by SUPPLIER, a purchase Order cannot be modified or rescheduled, unless exceptional events triggering the need to operate under Section 3.5 of the Master Supply Agreement.

For avoidance of doubt, requested dates should be equal or higher than Order date+SUPPLIER standard lead times as defined in below section “Standard lead times for Orders (weeks)”.

Forecasts

First week of every quarter (quarter N), Flyability will communicate to SUPPLIER the demand forecast for each of the next six (6) Quarters.

Standard lead times for Orders (weeks)

Product	Blanket Order or spot purchase Order	purchase Order under Blanket Order
Air unit	12 weeks
Ground station	20 weeks

Note: this does not take into account the coating of PCB-A

Raw material and work in progress authorization

To updated as necessary

Support service

[***]

D2 EXHIBIT 1 Purchase Prices and Terms Final 20200408	Page 3

EXHIBIT 2

To Master Supply Agreement

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (hereinafter, the “Agreement”) is made and entered into by and between FLYABILITY SA, a company organized under the laws of Switzerland, having its offices at Rue du Lac 3, 1094 Paudex (“FLYABILITY”),

AND

DROMOTE SA (a Swiss company to be incorporated by Pierre-Yves Guernier, Eric Chaubert and Frédéric Guitard who will sign this agreement and will be personally responsible of all obligations under this agreement until this agreement is taken over by DROMOTE SA; AND, jointly and severally NEWCO SA (the new Swiss company which will be registered on the commercial register and controlled by Eric Chaubert after the split-up of Advanced Silicon SA (a company existing under the law of Switzerland with a current share capital of CHF 5’319’300.-) in 2 companies; Advanced Silicon SA or Eric Chaubert will sign this agreement and will be responsible of all obligations under this agreement until this agreement is taken over by the new Swiss company

Hereinafter referred to as “COMPANY”

FLYABILITY and COMPANY will be known individually as a “Party” and collectively as the “Parties.”

The Parties are exploring the possibility of entering into a contract for evaluation of a potential business relationship or potential co-developments (The “Business Purpose”), and wish to provide appropriate protection for the confidential information they have exchanged or will exchange with regard to the Business Purpose.

1.	Confidential Information

“Confidential Information” shall mean any information disclosed by or on behalf of a Party (“Disclosing Party”) to the other Party (“Receiving Party”) either directly or indirectly, including, but not limited to, information which relates to the past, present or future business activities of the Disclosing Party, any information relating to research, product plans, products, business plans, pricing, clients, client lists, financial data, customer or vendor technical requirements, software, programming techniques, services, suppliers, supplier lists, customers, customer lists, customer or vendor requirements, markets, developments, inventions, processes, technology, designs, drawings, utility models, techniques, hardware and software configuration, marketing plans, draft marketing materials, forecasts, business strategy, finances or other business information disclosed by a Party either directly or indirectly, in writing, orally or by drawings or information obtained, directly or indirectly, by the Receiving Party through inspection, review or analysis of the disclosed materials. Such information is Confidential Information only if communicated in writing and must be formally identified as confidential by the disclosing Party with the mention “Confidential Information protected by the NDA signed between Flyability SA and the Company”.

2.	Exceptions

Confidential Information will not, however, include any information that the Receiving Party can prove that it:

i.	was publicly known prior to the time of disclosure by the Disclosing Party, through no fault, of the Receiving Party;

ii.	has become publicly known and made generally available after disclosure to the Receiving Party through no fault of the Receiving Party;

iii.	was already in the lawful possession of the Receiving Party at the time of disclosure by Disclosing Party ;

iv.	has been obtained by the Receiving Party from a third party lawfully in possession of such information and

v.	without a breach of such third party’s obligations of confidentiality or

vi.	has been independently developed by the Receiving Party without use of or reference to Disclosing Party ’s Confidential Information.

D3 EXHIBIT 2 Mutual Confidentiality Agreement Final 20200408	Page 1

3.	Obligations

The Receiving Party shall:

i.	not use the Confidential Information, other than for the purposes authorised in this Agreement ;

ii.	not disclose to any third party any Confidential Information other than as expressly permitted by this Agreement;

iii.	take reasonable measures to protect the secrecy of and avoid disclosure, dissemination and unauthorized use of the Confidential Information. Reasonable measures include, without limitation, protections against unauthorized access, use or disclosure, instruction of personnel; with at least the same degree of care as the Receiving Party uses for its own Confidential Information;

iv.	promptly notify Disclosing Party in writing if it becomes aware of any unauthorized access, disclosure, dissemination of any Confidential Information in breach of this Agreement;

v.	comply with the Disclosing Party’s reasonable instructions and applicable data privacy laws with regard to Confidential Information that are personal information.

4.	Authorised disclosures

The Receiving Party may, to the extent permitted by law, disclose Confidential Information:

i.	on a need to know basis, to its employees, officers, directors, advisors and representatives, only after such persons are advised of the confidential nature of the Confidential Information and agree in writing to abide by the terms of this Agreement or are already bound by a confidentiality obligation to the Receiving Party substantially similar to those contained in this Agreement ;

ii.	to any other person, with the Disclosing Party’s prior written consent, provided that before disclosure such person is bound in writing to treat the Confidential Information as set forth in this Agreement.

iii.	as required by law, regulation or court order, in this case, the Receiving Party will provide Disclosing Party with prompt written notice of such requirement so that Disclosing Party may seek appropriate relief to protect the confidentiality of its Confidential Information.

FLYABILITY may disclose Confidential Information, for Business Purpose or for the management of the relationships with the COMPANY, to any FLYABILITY employee or agent or advisor bound by confidential obligation with FLYABILITY.

5.	Intellectual Property

Nothing in this Agreement is intended to:

i.	grant any intellectual property right to the Receiving Party in the Confidential Information.

ii.	limit any rights that the Disclosing Party may have under trade secret, copyright or patent laws that may apply to the subject matter of this Agreement.

iii.	be deemed and/or regarded as infringement of novelty with respect to patent law or to constitute rights for priority usage.

6.	Term of the Agreement

The Agreement enters into force at earliest of: its signature by both Parties, or the date of disclosure of the first Confidential Information relating to the Business Purpose and shall continue for a duration of 12 (twelve) months. Obligations of the Receiving Party under this Agreement will remain in force after the termination or expiry of this Agreement for the entire period of protection of Confidential Information by any applicable law, and at least 10 (ten) years after the end of this Agreement.

D3 EXHIBIT 2 Mutual Confidentiality Agreement Final 20200408	Page 2

7.	Miscellaneous

Each Disclosing Party warrants that it has the right to disclose its Confidential Information under this Agreement.

The Agreement does not obligate either Party to disclose any Confidential Information to the other. CONFIDENTIAL INFORMATION IS PROVIDED AS IS WITHOUT ANY WARRANTY WITH REGARD TO ITS COMPLETENESS OR ACCURACY. However, COMPANY represents and warrants that its description of the services and products for the Business Purpose is accurate, complete and non misleading.

Nothing in this Agreement will obligate either Party to contract, and either Party remains free to halt ongoing negotiations at any time. All efforts, expenses, costs, liabilities, obligations or losses incurred by either Party pursuant to this Agreement and discussions of the Business Purpose shall be borne by the Party incurring such charges.

All media containing Confidential Information, and all copies thereof that are in the possession of the Receiving Party, will be promptly returned to Disclosing Party at the end of the discussions relating to the Business Purpose (unless a final contract is signed by and between the Parties) or upon Disclosing Party’s written request. Disclosing Party may request that document and content comprising its Confidential Information be destroyed. Receiving Party shall promptly comply and shall certify in writing to Disclosing Party that such Confidential Information has been destroyed.

No delay by either Party in enforcing any of the terms or conditions of this Agreement will affect or restrict the other Party’s rights under this Agreement. No waiver of any term of this Agreement will be effective unless made in writing. Any amendments to this Agreement will not be effective unless agreed in writing and signed by both parties. This Agreement forms the entire agreement between the parties relating to the subject matter. It replaces and supersedes any previous proposals or other communications whether written or oral. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions will continue in full force and effect as if this Agreement had been executed without the invalid provision.

8.	Non-use of FLYABILITY name or trademarks

No public announcement of any prospective business arrangement is to be made by either Party unless such announcement is agreed upon in writing by the Parties. COMPANY shall not furnish the name, trademark or proprietary indicia of FLYABILITY or any subsidiary thereof as a reference, or use the name, trademark or proprietary indicia of FLYABILITY, in any advertising, announcement, press release or promotional materials, including testimonials, quotations, case studies, and other endorsements. No exceptions are granted without the prior written consent of FLYABILITY Group Communication department, such consent to be granted or withheld in the sole and absolute discretion of FLYABILITY.

This Agreement is governed by and will be construed in accordance with the laws of Switzerland. The competent court located in Lausanne, Switzerland shall have exclusive jurisdiction to decide all disputes relating to the Agreement, notwithstanding any plurality of defendants or claims for guarantee, even for attachment proceedings emergency, interim proceedings or ex-parte procedure.

Signed in duplicate originals :

FLYABILITY

Name:	Patrick Thevoz

Title:	CEO

Signature:

Date:

[COMPANY]

Name:

Title:

Signature:	Date:

D3 EXHIBIT 2 Mutual Confidentiality Agreement Final 20200408	Page 3

EXHIBIT 3

To the Supply Agreement
Escrow Agreement

1.	At the request of FLYABILITY, SUPPLIER AND FLYABILITY shall enter into an Escrow agreement in Switzerland;

2.	The Escrow Agent shall be appointed by both parties within 5 business days after FLYABILITY’s written request (by letter or e-mail);

3.	The Escrow Agent shall be any law firm, fiduciary firm or company offering services of escrow and whose offices are in Switzerland;

4.	The Escrow Agreement will be signed within 2 business days after the Escrow Agent has been chosen and after the Escrow Agent has accepted its mission;

5.	SUPPLIER shall deposit within five (5) business days all source codes, software, designs, development and manufacturing documents, prototypes, samples, information and any other written information and documentation (i) required in particular to supply the air unit and the ground unit and (ii) allowing, in general, any skilled third party engineers to be able to continue the development, the upgrade, the debugging of the Product and New Products in order to make possible the compliance with the Development Agreement and Master Supply Agreement signed by the parties in case SUPPLIER is no longer able to supply it to FLYABILITY (hereinafter: the “Escrow Material”);

6.	In case of violation by SUPPLIER of sections 1 to 5 above, a penalty of [***]- per business day will be due and paid by SUPPLIER to FLYABILITY

7.	SUPPLIER shall provide to the Escrow Agent with the updated Escrow Material on a monthly basis (on the 30th of each month) during the development phase and in case of engineering change order during the mass production phase.

8.	Flyability will gain access, within 2 business days after sending a formal written notification declaring an Escrow Release Event, to the Escrow Material only in the following cases (“Escrow Release Event”) and at the following conditions:

8.1	if SUPPLIER is unable to deliver Products pursuant to the terms of this Agreement; or

8.2	In case of termination of this Agreement as a result of SUPPLIER breach of this Agreement even if SUPPLIER does dispute the termination; or

8.3	In case of non-renewal of this Agreement at SUPPLIER’s election after expiration; or

8.4	Upon payment by FLYABILITY, on the Escrow Agent’s bank account, of a total amount of [***] to be made available to SUPPLIER by Escrow Agent to cover any cost in case of a dispute initiated by SUPPLIER to challenge the Escrow Release Event declared unilaterally by FLYABILITY to have access to the Escrow Material. The Escrow Agent will wire to SUPPLIER the total amount when he receives the proof of the filing of a lawsuit by SUPPLIER.

The parties agree that termination of this Agreement as a result of FLYABILITY’s breach of this Agreement, termination of this Agreement by FLYABILITY for its convenience, or non-renewal of this Agreement at FLYABILITY’s election, or Product obsolescence do not constitute an Escrow Release event.

9.	In the event of an Escrow Release Event, FLYABILITY shall gain the right to access to the Escrow Material and shall be free to contract with SUPPLIER suppliers and to procure or manufacture Air & Ground Unit Module for the sole purpose of using them into FLYABILITY’s Products; FLYABILITY shall pay royalties to SUPPLIER in the case the Product or New Products have been fully developed and according to Section 22.3 of the Master Supply Agreement (such section applying mutatis mutandis).

FLYABILITY shall support the costs of creation and maintenance of the Escrow.

D4 EXHIBIT 3 Escrow Agreement Final 20200408	Page 1

EXHIBIT 4

To the Supply Agreement Exclusivity Agreement

During the Exclusivity Period (period ending at the end of this Agreement, or when one of the Exclusivity obligations listed below is not fulfilled , whichever is first reached), Flyability SA shall have a worldwide exclusive right on the transmission modules (hereinafter “MODULES”) developed and supplied by SUPPLIER, [***] For the avoidance of doubt, SUPPLIER shall not develop and/or sell any other transmission modules within the Exclusivity Period and within the Scope of Exclusivity.

The scope of exclusivity (hereinafter “Scope of Exclusivity”) is [***]

During the Exclusivity Period, SUPPLIER

E4.1 shall only engage in a partnership with Flyability SA within the Scope of Exclusivity.

E4.2 shall not enter into any Partnership (which is defined as a partnership including, but not limited to co-development partnership, manufacturing partnership, customization of module design or licensing of technology) which covers the Scope of Exclusivity. Before entering into any Partnership, SUPPLIER shall perform and document due diligence on an ongoing basis to ensure that the partner does not cover the Scope of Exclusivity;

E4.3 undertake not to enter into an agreement with a third party or partner which uses, sells or markets MODULES within the Scope of Exclusivity;

E4.4 shall include in all agreements with third parties which involves use, sales, co-development, manufacturing, customization or licensing, a clause preventing the third party to use, market or sell the MODULES within the Scope of Exclusivity;

During the Exclusivity Period, FLYABILITY

E4.5 shall be invoiced a minimum of one thousand (1’000) Transmission Modules Kits during the Initial Period. For the avoidance of doubt, the maximum duration of the Initial Period is thirty (30) months;

E4.6 shall consult SUPPLIER in the event of wanting to supply transmission technology for other of its products;

E4.7 shall give to SUPPLIER access to eventual proposal from third-parties for transmission technology and give SUPPLIER a right of last refusal at matching commercial terms;

E4.8 shall buy at least 70% of their volume of Transmission Modules Kits from Supplier per calendar year from 2021;

E4.9 shall be invoiced a minimum amount of 500 Transmission Modules Kits from Supplier per calendar year following the Initial Period.

E4.10 Each party shall notify the other if it becomes aware of any breach of the Exclusivity obligation by a third party and both parties will work together to rectify the position as quickly as possible.

E4.11 Any breach of the Parties obligations will deem this exclusivity clause void.

D5 EXHIBIT 4 Exclusivity Right Final 20200408	Page 1

Confidential

MARIS Letter of Declaration

relative to Subcontractors obligation agreement

Between Flyability SA and Dromote SA

I, Israel Bar the undersigned, as the authorised representative of Maris Technologies Marketing Ltd. a company incorporated under the laws of Israel and established 3 Golda Meir Street, Ness-Ziona 7403648, Israel, hereby declares that the Master Supply agreement between Flyability SA and Dromote SA and its fifteen (15) exhibits were made available to Maris, and Maris is now aware of the substance of the agreement between both parties. In case Dromote SA is dissolved without proper re-assignment of this Agreement to a third-party or in material default of its contractualobligations, Maris commits to take over the engineering services set through the Development Agreement and take over the supply of Air Units to Buyer at conditions similar to those set through in the Master Supply agreement between Flyability SA and Dromote SA and its fifteen (15) exhibits

Page 1/17

DEVELOPEMENT AGREEMENT

between

FLYABILITY

(hereinafter referred to as “FLYABILITY or “BUYER”)

and

DROMOTE SA (a Swiss company to be incorporated by Pierre-Yves Guernier, Eric Chaubert and Frédéric Guitard who will sign this agreement and will be personally responsible of all obligations under this agreement until this agreement is taken over by DROMOTE SA; AND, jointly and severally NEWCO SA (the new Swiss company which will be registered on the commercial register and controlled by Eric Chaubert after the split-up of Advanced Silicon SA (a company existing under the law of Switzerland with a current share capital of CHF 5’319’300.-) in 2 companies; Advanced Silicon SA or Eric Chaubert will sign this agreement and will be responsible of all obligations under this agreement until this agreement is taken over by the new Swiss company)

(hereinafter referred to as “SUPPLIER” OR "DROMOTE")

Effective Date: 15/05/2020

DEVELOPMENT AGREEMENT

Preamble

This Development Agreement constitutes the Exhibit 6 of the Master Supply Agreement between DROMOTE (the SUPPLIER) and FLYABILITY (the BUYER).

SUPPLIER shall develop the Product hereafter identified as Transmission Module Kit (the Transmission Module Kit is made of one (1) air unit and one (1) ground station (the “Project”) therefore, in consideration of the above promises, SUPPLIER and BUYER agree to the following:

1.	SCOPE OF SERVICES

1.1	SUPPLIER shall comply with the Statement of Work (SOW) set forth and incorporated herein as Exhibit DA1 "Statement of work (SOW)". SUPPLIER shall deliver the required reports and other deliverables, such as but not limited to Products, prototypes ("Deliverables"), all together the “Development Work” in accordance with the planning set forth in Exhibit DA1. In the event SUPPLIER anticipates at any time that it will not reach one or more milestones or complete one or more assignments within the prescribed timetable, SUPPLIER shall so inform BUYER by written notice, shall make its commercially best efforts to mitigate such delay and shall submit proposed revisions to the planning that reflect SUPPLIER's best estimates of what can realistically be achieved.

1.2	All work shall be performed at SUPPLIER’ facilities unless otherwise mutually agreed in writting and shall be performed in a workmanlike and professional manner. All work performed elsewhere that at SUPPLIER’s facilities will be subject to Exhibit DA3 "Standard rates" unless otherwise mutually agreed.

1.3	Both Parties shall appoint a dedicated Project Manager who shall meet in person or by telephone weekly to review progress generally and any issues which have arisen in relation to the Development Work. Prior to the meeting, SUPPLIER shall share a project status report including at least project development work status, updated list of project risks and respective mitigation plan. At that meeting, both Project Managers shall decide on any action to be taken as a result of matters arising from each report. SUPPLIER shall write a meeting minute with decisions and an action plan stating owner, deliverable and deadline for each task. Any issue which cannot be resolved between them shall be referred to senior management representatives of each Party; if no agreement is reached, the dispute shall be dealt with in accordance with the dispute resolution procedure of this Agreement.

2.	TERMS AND CONDITIONS

2.1	All Development Work provided hereunder shall be in accordance with the terms and conditions of this Agreement, notwithstanding any oral or written modification which is not mutually agreed to by the Parties and signified and acknowledged by execution of a formal amendment to this Agreement.

3.	ACCEPTANCE INSPECTION

3.1	BUYER shall check the Deliverables delivered by SUPPLIER, in accordance with the specifications described in Exhibit DA4 “Acceptance and test procedures (ATP)” (and inspections criteria mutually agreed by the Parties (if any).

3.2	The ownership of a Deliverable shall transfer from SUPPLIER to the BUYER upon passing the delivery

4.	CONTRACT PRICE AND PAYMENT TERMS

4.1	In consideration of SUPPLIER’s obligations under this Agreement, BUYER shall pay SUPPLIER the development fees in accordance with the payment schedule as both set out in Exhibit DA2 “Prices and payment schedules”. The contract Prices shall be firm and shall not be varied unless otherwise agreed by the Parties in an amendment.

4.2	In the event this Agreement is terminated before full completion of SUPPLIER’s full obligations, SUPPLIER shall be entitled to a pro rata payment for work in progress based on the percentage of work then completed. No such pro rata payment shall be made if BUYER terminates this Agreement exclusively because of the breach of SUPPLIER.

5.	CHANGE ORDERS

5.1	BUYER may request additional work or a modification to the Statement of Work pursuant to the terms and conditions hereunder. SUPPLIER shall make a quotation on the basis of the prices set forth in Exhibit DA2 "Prices and payment schedules” for any additional work requested by BUYER. Such work shall be performed once mutually agreed upon by the Parties and the Statement of Work modified by formal amendment to this Agreement.

6.	Defect Liability

6.1	If the defect of the Deliverable is discovered within twelve (12) months after passing the acceptance inspection under Article 3, and such defect is due to the matter attributable to SUPPLIER, SUPPLIER shall, at its own cost, deliver the Product for replacement or repair such Product unless such defect was able to be discovered in the acceptance inspection under Article 3.

6.2	BUYER may claim SUPPLIER for compensation of the damage incurred by the BUYER due to the defect of the Delivreable prescribed in the preceding Paragraph; provided, however, that SUPPLIER shall indemnify for only general damages, and shall not be liable for any other damages resulting from or related to exceptional circumstances or lost profits. Notwithstanding any of the provision herein, the compensation amount shall in no event exceed the price equivalent to the consideration of such defected Deliverable described in the DA2 "Prices and payment schedules” and shall be determined by the discussion between the Parties.

6.3	Notwithstanding the preceding two Paragraphs, SUPPLIER shall not be liable for the defected Deliverable if the defect falls under the following items:

(i)	The defect due to the instructions of the BUYER, software provided by the BUYER, or other parts or materials supplied by the BUYER;

(ii)	The defect due to the alteration of the Deliverable which is not attributable to SUPPLIER nor Sub-entrustee and which violates the instructions of user manual provided by SUPPLIER;

(iii)	The defect which is not due to the sole nature of the Deliverable but due to the combination between the Product and other parts or equipment if such a combination has not been foreseen in this Development Agreement; or

(iv)	The defect due to the activation of the Deliverable by a software which has not been agreed by SUPPLIER.

7.	INTELLECTUAL PROPERTY RIGHTS

In the commencement of Development, all patent property, utility model rights, layout- design exploitation right, other industrial property rights, copyrights, trade secrets, and any other rights including rights to receive the aforesaid rights (collectively “Background Intellectual Property Rights”) shall be retained to the Party that owned such rights.

7.1	The title of the Intellectual Property Rights occurred in the process of the performance of this Agreement including Intellectual Property Rights in relation to the Technical Outcome (the “Foreground Intellectual Property Rights”) shall belong exclusively to BUYER which is entitled to register such Foreground Intellectual Property Rights under its name. If BUYER decides not to register Intellectual Property Rights based on this Agreement, SUPPLIER will be entitled to do it after having received a written authorization from BUYER.

7.2	SUPPLIER hereby grants a right to BUYER, free of charge, to use, modify, execute or perform (i) SUPPLIER’s Background Intellectual Property Rights (including a right to allow third parties to use Background Intellectual Property Rights for mass- production of the BUYER’s own products) in relation to the Product within the scope of performance described in this Agreement and to the extent that such Background Intellectual Property Rights are combined with the Product and (ii) Intellectual Property Rights which was granted to use by a third party and belongs solely to such third party (hereinafter called “Third Party Intellectual Property Rights”) within the purpose of scope of Development. SUPPLIER shall present and warrant that SUPPLIER is entitled to the legitimate right of sublicense with respect to the Third Party Intellectual Property Rights granted to use, execute, perform and sublicense in this Article hereof.

7.3	The BUYER hereby grants a right to SUPPLIER, free of charge, to use, modify, execute or perform (i) BUYER’s Background Intellectual Property Rights and (ii) Foreground Intellectual Property Rights and (iii) Third Party Intellectual Property Rights within the purpose of scope of Development. The BUYER hereby grants a right to SUPPLIER, free of charge, to use, modify, execute or perform Foreground Intellectual Property Rights with unlimited scope other. BUYER shall present and warrant that BUYER is entitled to the legitimate right of sublicense with respect to the Third Party Intellectual Property Rights granted to use, execute, or perform in this Article hereof.

7.4	If Third Party Intellectual Property Rights are developed by a third party and included in the Product, it is hereby agreed by the parties that the parties shall enter into a contract with such third party regarding their use.

7.5	Any net income issued from revenue which would be generated by a party through the commercialization of the Foreground Intellectual Property Rights outside the scope of this Agreement (and outside the scope of the Master Supply Agreement signed by the parties) – (hereinafter: “Derivative Income”) will be shared equally between the parties. Each party will have the right to have access to all information necessary to calculate Derivative Income. Each party will inform the other party of its intention to commercialize a product using Foreground Intellectual Property Rights. In the case Foreground Intellectual Property Rights is based on patents or Intellectual Property Rights to be registered, the party willing to beneficiate from the Derivative Income shall have the obligation to have paid 50% of all costs induced by the patents filings and registration of Foreground Intellectual Property Rights at the moment of payment of such costs. The parties will act in good faith regarding the information and invoices to be shared.

8.	INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

8.1	If any lawsuit or claim against the BUYER with respect to infringement of the Third Party Intellectual Property Right is made by a third party, SUPPLIER shall, at its own cost and responsibility, provide the cooperation which is reasonably required to solve the Dispute by the BUYER. In such event, the BUYER shall immediately notify SUPPLIER of such Dispute.

9.	RE-ENTRUSTMENT

9.1	SUPPLIER may re-entrust the whole or a part of the Development to a third party (“Sub-entrustee”); provided, however, that SUPPLIER shall bring Sub-entrustee into compliance with the terms and conditions of this Agreement, and breach of this Agreement by Sub-entrustee shall be deemed to be the breach by SUPPLIER.

10.	TERMINATION

10.1	In case of occurrence of any of the following items, the Parties may terminate the Development Agreement by giving a written notice to the other Party:

(i)	If any of the Party hereto fails to perform any obligation under the whole or a part of this Agreement which are not corrected within thirty (30) days of written notice;

(ii)	In case of receipt of cancellation order or suspension order regarding the license for the business from the competent authorities;

(iii)	In case of bankruptcy, corporate reorganization or special liquidation;

(iv)	In any other case when there are reasonable grounds which can be admitted that the financial condition of the Party is deteriorated.

10.2	Upon the termination based on the preceding Paragraph, a Party shall not preclude with regard to a claim for damage incurred by the other Party, which shall be limited to general damage and exclude other damages resulting from or related to exceptional circumstances or lost profits. Provided, however, the compensation amount shall in no event exceed the price equivalent to the consideration of the amount paid by the BUYER as described in Exhibit DA2 "Prices and payment schedules”

10.3	If any of the items described in the Paragraph 10.1 of this Article has occurred to either Party, all payment obligations of such Party owed under this Agreement to the other Party shall become due and payable automatically, and such Party shall immediately pay all the outstanding amount of such obligations to the other Party.

10.4	In addition to the cases described in the Paragraph 10.1 of this Article, in case each Party needs to terminate the entrustment of Development Work, the said Party shall immediately notify the other Party, and may terminate this Agreement by indemnifying the damages incurred by the other Party (including, but not limited to the costs and expenses for the parts and other prototypes, samples, etc., which occurred in the course of performance of Development Work up to such termination). The amount of indemnification for damage shall be determined by the Parties after their discussion.

10.5	In case the completion of Development Work becomes impossible due to the matters which are not attributable to the Parties, the Parties shall determine the measure for such impossibility after discussing it.

11.	TERMS OF THE AGREEMENT

11.1	The term of this Agreement shall commence on and from the execution date hereof and shall continue to be effective for a period of two (2) years. After Initial Term of two (2) years, the agreement will automatically renew for indefinite period.

11.2	After the initial term, either Party may terminate the Agreement at any time, by giving 180 calendar days prior written notice to the other Party.

11.3	Upon the termination of this Agreement, each Party shall, upon the request from the other Party, return or dispose the Confidential Information (including any other device, product, semi-product and product in progress which contains the Confidential Information) as soon as possible excluding the Product and this Agreement under the direction of the other Party, and also return or dispose its duplicate or derivative (if any).

12.	DISCLOSURE OF INFORMATION

12.1	The protection of Confidential Information exchanged with or disclosed to between Parties under this Agreement shall be governed by the Master Supply Agreement (Section 15 "Confidentiality and Data Protection".

13.	NOTICE

All notices, requests, responses, acceptances, consents and other communications required or permitted by this Agreement shall be governed by Section 25 “Notices” of the Master Supply Agreement

14.	AMENDMENTS

No modification or amendment of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by each of the Parties, referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same.

15.	SEVERANCE

If any provision or provisions of this Agreement or any part thereof are rendered void, illegal or unenforceable in any respect, the Parties shall use their reasonable efforts to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can reasonably be assumed that the Parties would have executed this Agreement including the new provisions. In the event that such provisions cannot be found, the illegality or unenforceability of such provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement without the invalid provisions.

16.	INDEPENDENT CONTRACTORS

The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, or agency relationship between the Parties. Neither Party shall have the right to obligate or bind the other Party in any manner to any third party.

17.	SUPPLEMENTAL RULES

All matters that are not covered or set forth by this Agreement shall be handled in accordance with art. 363ff of the Swiss Code of Obligations.

18.	EXHIBITS

The Exhibits attached to this Agreement shall be incorporated by reference into this Agreement and constitute an integral part of this Agreement. Capitalised terms used in the Exhibits shall have the definitions described to them in the main body of this Agreement. Notwithstanding the foregoing, should there be any conflict between the provisions of the Exhibits and the main body of this Agreement; the terms of the main body of this Agreement shall prevail. The following Exhibits apply to this Agreement:

Exhibit DA1	Statement of work (SOW)
Exhibit DA2	Prices and payments schedule
Exhibit DA3	Standard rates
Exhibit DA4	Acceptance and test procedures (ATP)
Exhibit DA5	Specifications classification
Exhibit DA6	Specifications requirements
Exhibit DA7	SOW requirements
Exhibit DA8	SNA requirements
Exhibit DA9	Ground station requirements

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

BUYER :	SUPPLIER :